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Destination XL Group, Inc. Announces CEO Retirement

CANTON, Mass., March 23, 2018 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today announced that David Levin, 66, President and Chief Executive Officer, has informed the Board of Directors of his plan to retire as President, CEO and Director of Destination XL Group, Inc. by the end of 2018.  The Board has engaged Heidrick & Struggles International, Inc. to lead a search process to identify a successor for Mr. Levin, which is expected to be completed by the end of the current fiscal year. The search will include a review of both external candidates and internal candidates from the Company’s deep bench of senior executives.  Mr. Levin will also be prepared to provide transition support and assist on requested projects following his retirement as CEO.

Levin stated, "It has been an honor to lead this great Company over the last 18 years, and I am extremely proud that we have successfully transformed the Company from a dated brick-and-mortar and catalog business into a fresh and dynamic omni-channel retailer serving XL guys around the world. I want to thank our Board of Directors for supporting me and my management team throughout this transformation and for having the vision to invest in our dream.”

“I’m so proud of all that our team has accomplished, both at corporate and in the field.   It has truly been an amazing journey and I believe that now is the right time for a new CEO to take the helm, and lead DXLG in its next exciting phase of growth,” Levin further stated.

"On behalf of the entire Board, I would like to thank David for his invaluable leadership and significant contributions to transforming Destination XL Group," said Seymour Holtzman, Executive Chairman of the Board. “Under David’s leadership, DXL has evolved into a lifestyle brand widely recognized for big and tall guys everywhere and is the leading specialty apparel retailer in the sector.  Our leadership team has never been stronger and we look forward to a seamless CEO transition.”

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big and tall men's apparel with 342 store locations throughout the United States, London, England and Toronto, Canada, and significant e-commerce distribution. The retailer operates under the following brands: Destination XL®, DXL Men’s Apparel®, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates an e-commerce site at www.destinationxl.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s ability to replace its Chief Executive Officer by the end of 2018. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange

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Commission, including without limitation, its Annual Report on Form 10-K filed on March 20, 2017, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.